Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Rockwell Collins, Inc. and subsidiaries (the “Company”), the related consolidated financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting dated November 4, 2005, appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended September 30, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 28, 2006